Exhibit 4




                             Allegheny Energy, Inc.

                                 Deutsche bank
                           Electric Power Conference


                                    New York
                                 June 14, 2004

--   Northeast states alleging clean air Act violations

--   In compliance with all environmental laws

-- Additional scrubbers, SCRs at 5 remaining units estimated to cost $1.3 billion




[diagram omitted]


Capital Expenditures*
($millions)

2004      2005
----      ----

$302      $342   Delivery & Generation (non-environmental)

$230      $216

$72       $126   Generation - Environmental


*Estimates